STOCK ACQUISITION AGREEMENT

This Stock Acquisition Agreement (“Agreement”) is entered into on this 3rd day of August 2018 by and between StopPain Medicinals, Inc. (StopPain), a Delaware Corporation, Robert Hainey, (RH) a resident of Rhode Island with offices located at 1889 Post Rd, Warwick, RI 02886 and Green Endeavors, Inc. (GRNE), a Utah corporation

WHEREAS, GRNE desires to acquire Fifteen Hundred (1,500) shares or 100% of the issued and authorized shares of StopPain Medicinals, Inc. (StopPain), a Delaware corporation, in exchange for the issuance of Twenty Million (20,000,000) shares of common stock of GRNE; and

WHEREAS, RH desire to transfer to GRNE the ownership interest of StopPain as set forth above, in exchange for the delivery to RH of Twenty Million (20,000,000) shares of its common stock with a stated par value of $.0001.

NOW, THEREFORE with the above being incorporated into and made a part hereof for the mutual consideration set out herein and, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Exchange. The parties will exchange shares as follows:

A.

RH will transfer 100% ownership of StopPain. to GRNE on or before September 30, 2018 (the “Closing Date”) and each corporation will deliver to GRNE the necessary shares with all the necessary paperwork to establish ownership in GRNE of the StopPain.; and

B.	GRNE will deliver to RH a certificate for Twenty Million shares (20,000,000) of its $.0001 par value common stock as full compensation for the transfers by of StopPain by RH.

2. Termination. This Agreement may be terminated at any time prior to the Closing Date:

A.	By GRNE, RH and StopPain:

(1) If there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such Board of Directors made in good faith and based upon the advice of legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement; or

(2) If the Closing shall have not occurred prior to September 30, 2018, or such later date as shall have been approved by parties hereto, other than for reasons set forth herein.

B.	By RH and StopPain:

(1) If GRNE shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of GRNE contained herein shall be inaccurate in any material respect; or

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C.	By GRNE:
(1)

If RH or StopPain shall fail to comply in any material respect with any of their covenants or agreements contained in this Agreement or if any of the representations or warranties of RH or StopPain contained herein shall be inaccurate in any material respect;

	(2)	If RH, or StopPain file for bankruptcy protection prior to the closing hereof GRNE may rescind this exchange.

In the event this Agreement is terminated pursuant to this Paragraph, this Agreement shall be of no further force or effect, no obligation, right, or liability shall arise hereunder, and each party shall bear its own costs as well as the legal, accounting, printing, and other costs incurred in connection with negotiation, preparation and execution of the Agreement and the transactions herein contemplated.

3. Representations and Warranties of RH and StopPain. RH hereby represents and warrants that effective this date and the Closing Date, the following representations are true and correct:

A.	Authority. RH has the full power and authority to enter this Agreement and to carry out the transactions contemplated by this Agreement.
B.	No Conflict With Other Instruments. The execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to the business of StopPain or RH.
C.

Deliverance of Shares. As of the Closing Date, the shares or ownership interest to be delivered to GRNE are valid and legally issued shares or ownership interest of Landis Salons, Inc., fully paid and non-assessable and equivalent in all respects to all other issued and outstanding shares or ownership interest of Landis Salons, Inc.

D.	No Conflict with Other Instrument. The execution of this agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to StopPain.
E.	Assets and Liabilities of StopPain. As of the date of closing, StopPain shall have no more than $75,000 in liabilities and $150,000 of assets.
F.

Accounting and Financial Reporting. All accounting and financial reporting and recording keeping of StopPain are kept in compliance with GAAP procedures and accounting requirements of the Securities and Exchange Commission, such that GRNE will not be hindered in its efforts to file reports and information as required by SEC reporting requirements. Financial statements through the end of the month immediately preceding closing shall be provided to GRNE at closing.

4. Representations and Warranties of StopPain and RH.

StopPain and RH hereby represents and warrants that, effective this date and the Closing Date, the representations and warranties listed below are true and correct.

A.

Corporate Authority. StopPain and RH has the full authority to enter this Agreement and to carry out the transactions contemplated by this Agreement. The Board of Directors of StopPain has duly authorized the execution, delivery, and performance of this Agreement.

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B.

No Conflict With Other Instruments. The execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to the business of StopPain to StopPain is a party and has been duly authorized by all appropriate and necessary action.

C.	No Conflict with Other Instrument. The execution of this agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to RH.

5. Closing. The Closing as herein referred to shall occur upon such date as the parties hereto may mutually agree upon but is expected to be on or before September 30, 2018.

6. Conditions Precedent of RH and StopPain to Effect Closing. All obligations of RH or StopPain under this Agreement are subject to fulfillment prior to or as of the Closing Date, as follows:

A.

The representations and warranties by or on behalf of GRNE contained in this Agreement or in any certificate or documents delivered to RH or StopPain pursuant to the provisions hereof shall be true in all material respects as of the time of Closing as though such representations and warranties were made at and as of such time.

B.	GRNE shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by GRNE prior to or at the Closing.
C.	All instruments and documents delivered to RH pursuant to the provisions hereof shall be reasonably satisfactory to RH’s legal counsel.

7. Conditions Precedent of GRNE to Effect Closing. All obligations of GRNE under this Agreement are subject to fulfillment prior to or as of the date of Closing, as follows:

A.

The representations and warranties by or on behalf of RH and StopPain contained in this Agreement or in any certificate or documents delivered to GRNE pursuant to the provisions hereof shall be true in all material respects as of the time of Closing as though such representations and warranties were made at and as of such time.

B.	RH and StopPain shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

8. Damages and Limit of Liability. Each party shall be liable, for any material breach of the representations, warranties, and covenants contained herein which results in a failure to perform any obligation under this Agreement, only to the extent of the expenses incurred in connection with such breach or failure to perform Agreement.

9. Nature and Survival of Representations and Warranties. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise, or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

10. Indemnification Procedures. If any claim is made by a party which would give rise to a right of indemnification under this paragraph, the party seeking indemnification (Indemnified Party) will promptly cause notice thereof to be delivered to the party from whom indemnification is sought (Indemnifying Party). The Indemnified Party will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from the claims. Counsel for the Indemnifying Party which will conduct the defense must be approved by the Indemnified Party (whose approval will not be unreasonably withheld), and the Indemnified Party may participate in such defense at the expense of the Indemnified Party. The Indemnifying Party will not in the defense of any such claim or litigation, consent to entry of any judgment or enter into any settlement without the written consent of the Indemnified Party (which consent will not be unreasonably withheld). The Indemnified Party will not, in connection with any such claim or litigation, consent to entry of any judgment or enter into any settlement without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld). The Indemnified Party will cooperate fully with the Indemnifying Party and make available to the Indemnifying Party all pertinent information under its control relating to any such claim or litigation. If the Indemnifying Party refuses or fails to conduct the defense as required in this Section, then the Indemnified Party may conduct such defense at the expense of the Indemnifying Party and the approval of the Indemnifying Party will not be required for any settlement or consent or entry of judgment.

11. Default at Closing. Notwithstanding the provisions hereof, if either party shall fail or refuse to deliver any of the Shares, or shall fail or refuse to consummate the transaction described in this Agreement prior to the Closing Date, such failure or refusal shall constitute a default by that party and the other party at its option and without prejudice to its rights against such defaulting party, may either (a) invoke any equitable remedies to enforce performance hereunder including, without limitation, an action or suit for specific performance, or (b) terminate all of its obligations hereunder with respect to the defaulting party.

12. Costs and Expenses. RH, StopPain and GRNE shall bear their own costs and expenses in the proposed exchange and transfer described in this Agreement.

13. Notices. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

To GRNE:	To: RH or StopPain
Green Endeavors, Inc	StopPain Medicinals, Inc.
C/O Richard Surber	C/O Robert Hainey
1298 South 900 East	1889 Post Rd
Salt Lake City, Utah 84105	Warwick, RI 02886

14. Miscellaneous.

A. Further Assurances. At any time and from time to time, after the effective date, each party will execute such additional instruments and take such additional steps as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

B. Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

C. Brokers. Neither party has employed any brokers or finders with regard to this Agreement not disclosed herein.

D. Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

E. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

F. Governing Law. This Agreement was negotiated and is being contracted for in the State of Utah, and shall be governed by the laws of the State of Utah, notwithstanding any conflict-of-law provision to the contrary. Any suit, action or legal proceeding arising from or related to this Agreement shall be submitted for binding arbitration resolution to the American Arbitration Association, in Salt Lake City, Utah, pursuant to their Rules of Procedure or any other mutually agreed upon arbitrator. The parties agree to abide by decisions rendered as final and binding, and each party irrevocably and unconditionally consents to the jurisdiction of such arbitrator and waives any objection to the laying of venue in, or the jurisdiction of, said Arbitrator.

G. Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

H. Entire Agreement. The Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. No representations, warranties covenants, or conditions express or implied, other than as set forth herein, have been made by any party.

I. Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Green Endeavors, Inc.		Robert Hainey
A Utah corporation

By:	/s/ Richard Surber	/s/ Robert Hainey
	Richard Surber, CEO and Director	A Resident of Rhode Island

StopPain Medicinals, Inc.
A Delaware corporation

By:	/s/ Robert Hainey
	Robert Hainey, CEO and Director	Page 6 of 6